Exhibit (a)(1)(F)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

TOTAL LOGISTICS, INC.

AT

$28.50 NET PER SHARE

BY

TITAN ACQUISITION CORP.,

A WHOLLY OWNED SUBSIDIARY OF

SUPERVALU INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FEBRUARY 4, 2005, UNLESS THE OFFER IS EXTENDED

January 7, 2005

To Our Clients:

Enclosed for your consideration are an Offer to Purchase, dated January 7, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Titan Acquisition Corp., a Wisconsin corporation (“Purchaser”) and a direct wholly owned subsidiary of SUPERVALU INC., a Delaware corporation (“Parent”), to purchase all the shares of common stock, par value $0.01 per share (“Shares”) of Total Logistics, Inc., a Wisconsin corporation (the “Company”), that are issued and outstanding for $28.50 per share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Also enclosed for your consideration is a letter to shareholders of the Company from William T. Donovan, Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities Exchange Commission, which includes the unanimous recommendation of the Company’s board of directors that Shareholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

We are (or our nominee is) the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.     The tender price is $28.50 per Share, to you in cash, on the terms and subject to the conditions of the Offer.

2.     The Offer is being made for all outstanding Shares.

3.     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 4, 2005 (the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Company’s board of directors has unanimously approved the Offer, the Merger and the Merger Agreement and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company’s Shareholders, and has recommended that the Company’s Shareholders accept the Offer and tender their Shares pursuant to the Offer.

4.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, February 4, 2005, unless the offer is extended.

5.     The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Shares that constitutes more than 75% of the voting power (determined on a fully diluted basis) of all securities of the Company entitled to vote in the election of directors or in a merger, (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) there not having occurred and be continuing any Company Material Adverse Effect (as defined in the Merger Agreement). The Offer is also subject to certain other conditions described in the Offer to Purchase. See “Section 1—Terms of the Offer; Expiration Date” and “Section 14—Conditions of the Offer” of the Offer to Purchase which set forth in full the conditions to the Offer.

6.     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

TOTAL LOGISTICS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 7, 2005, and the related Letter of Transmittal (which, together with the Offer to Purchaser and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Titan Acquisition Corp., a Wisconsin corporation and a direct wholly owned subsidiary of SUPERVALU, INC., a Delaware corporation, to purchase all the shares of common stock, par value $0.01 per share (“Shares”), of Total Logistics, Inc., a Wisconsin corporation, that are issued and outstanding at a purchase price of $28.50 per Share, net to the seller in cash, subject to the terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                                         , 2005

Number of Shares to be Tendered:

                                 Shares (1)

SIGN HERE

SIGNATURE(S)

PLEASE TYPE OR PRINT NAMES(S)

PLEASE TYPE OR PRINT ADDRESS

AREA CODE AND TELEPHONE NUMBER

TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER

(1)	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.